EXHIBIT 4.3

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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

10% SENIOR CONVERTIBLE PROMISSORY NOTE

$[_______________]	July 15, 2024

This Convertible Promissory Note (this “Note”) is issued by General Enterprise Ventures, Inc. (the “Company”) to [_______________] (“Holder”), whose signature appears below, in connection with that certain Subscription Agreement (the “Subscription Agreement”), by and among the Company and Holder.  Subject to the terms and conditions set forth herein, the outstanding principal amount hereof together with accrued but unpaid interest shall convert on the date that is 12 months following the date first set forth above (the “Maturity Date”).  Interest shall accrue daily at the rate of 10% per annum and shall be capitalized (added to principal) on the Maturity Date.

1. Due Date and Payment.

1.1 Payment. On the Maturity Date, the Company shall pay to Holder the outstanding principal amount of this Note and all accrued and unpaid interest hereon. The Company may not pay any amount owed to Holder hereunder prior to the Maturity Date.

1.2 Parity of Notes. The obligations of the Company under this Note and any such similar Note shall rank in equal priority and unless otherwise approved by the Company and the Holders of all similar Notes, no mandatory payment shall be made under any of the Notes or other mandatory action taken with respect thereto unless such payment or action is made or taken with respect to all Notes; provided, however, that payments on the Notes will be apportioned on the basis of their relative Conversion Amounts.

1.3 Seniority of Notes. The obligations of the Company under the Notes shall be senior to all other existing Indebtedness and equity of the Company. Upon any Liquidation Event (defined below), the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any indebtedness of the Company or any class of capital stock of the Company, an amount equal to the Conversion Amount. For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

2. Conversion.

2.1 Definitions. As used herein:

(a) “Conversion Amount,” means the outstanding principal amount of this Note and all accrued and unpaid interest hereon through the date of conversion.

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(b) “Conversion Price” means the lesser of (i) $.40, or (ii) a 30% discount to the price of shares issued in connection with a Qualified Financing.

(c) “Qualified Equity” means the class or classes of Company equity securities issued in the Qualified Financing.

(d) “Qualified Financing” means the Company’s sale of its Common Stock pursuant to a registration statement filed with and declared effective by the Commission and the listing of the Common Stock in connection with an uplist to a “national securities exchange” as defined in Section 6 of the Exchange Act.

(e) “Sale Transaction” means a fully executed term sheet for (i) an acquisition by any person or “group” (within the meaning of Rule 13d of the Securities Exchange Act of 1934) of more than 50% of the common stock of the Company (determined on an as-converted fully diluted basis); (ii) a liquidation, dissolution or winding up of the Company; or (iii) a sale of all or substantially all the assets of the Company.

2.2 Automatic Conversion. In the event that, prior to the Maturity Date, the VWAP per share of Company common stock does not trade below $1.50 (subject to adjustment pursuant to the anti-dilution provisions hereof) for 30 (thirty) consecutive Trading Days (any such 30-day period being the “Trading Period”), then, subject to the Limitations on Conversion (defined below), this Note shall automatically convert on the next trading day immediately following the Trading Period into the number of shares of Company common stock determined by dividing the Conversion Amount by the Conversion Price; provided, that the Company is listed on a Trading Market that is a senior exchange such as The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, CBOE, or the New York Stock Exchange VWAP for the entire Trading Period Conversion of a Note may be limited either in whole or in part by (i) an insufficient number of shares of the appropriate class(es) of Company equity securities authorized and available for issuance, (ii) applicable laws or regulations, or (iii) the limit on Holder’s ownership interest in such equity class post-conversion to 4.99% or less (collectively, the “Limitations on Conversion”.)

2.3 Voluntary Conversion. At any time during the period this Note is outstanding, subject to the Limitations on Conversion, Holder has the option to convert the whole, but not part of, the Conversion Amount into a number of common shares of the Company determined by dividing the Conversion Amount by the Conversion Price.

2.4 Conversion on Sale Transaction. If a Sale Transaction occurs before the earliest to occur of: (i) an automatic conversion of the Note in accordance with Section 2.2, (ii) the voluntary conversion of the Note in accordance with Section 2.3, or (iii) the Maturity Date, then this Note shall automatically convert (immediately prior to the closing of such Sale Transaction) into the number of shares of Company common stock determined by dividing the Conversion Amount by the Conversion Price. The Holder shall be paid the relevant proceeds (if any) from such Sale Transaction due to the Holder.

2.5 Mechanics and Effect of Conversion. Before Holder shall be entitled to receive certificates representing securities into which this Note has been converted, Holder shall surrender this Note (or an affidavit of lost Note or similar instrument) at the office of the Company. The Company shall, promptly thereafter, issue and deliver to Holder (a) a certificate or other evidence of the equity securities into which this Note has been converted and, in the event that one or more Limitations on Conversion prevented the conversion of the entire Conversion Amount, (b) a replacement Note in the principal amount equal to the amount of the Conversion Amount not converted. No fractional securities shall be issued upon conversion of this Note. In lieu thereof, the number of shares or other securities to be issued shall be rounded to the nearest whole share or security. All purchase prices per share shall be appropriately adjusted for stock splits, stock dividends, and stock combinations.

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3. Miscellaneous.

3.1 Amendments and Waivers. No term of this Note may be amended or compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the Company and Holders of Notes representing not less than 100% of the aggregate Conversion Amount under all Notes (the “Requisite Holders”) at such time

3.2 Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming, without giving effect to its conflicts of laws principles or any substantive law that would result in the application of any law other than the State of Wyoming.

3.3 Severability. If one or more provisions hereof are held to be unenforceable under applicable law, such invalid, void or unenforceable provision shall be replaced by a provision that as closely as possible reflects the parties’ intent with respect thereto and that is valid and enforceable, and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.4 Assignment. Neither party may transfer or assign its rights or obligations under this Note without the prior written consent of the other party.

3.5 Headings and Interpretation. The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note. No rule of construction to the effect that ambiguities are to be resolved against the drafting party shall be applied in the construction or interpretation of this Note.

3.6 Attorneys’ Fees and Costs. Each party shall bear its own expenses in connection with the issuance of this Note and the enforcement or interpretation thereof; provided, however, that the Company shall be responsible for obtaining, if necessary, and bearing the entire cost and expense of obtaining any legal opinions in connection with the conversion and issuance of any shares.

3.7 Entire Agreement. This Note, the Warrant issued in connection herewith, and the Subscription Agreement collectively constitute the entire agreement among the Company and Holder with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations, agreements and understandings (including any ‘term sheets’ or similar documents).

3.8 Counterparts. This Note may be executed in one or more counterparts, including by email in portable document format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has issued this Convertible Promissory Note as of the day and year first above written.

COMPANY:

GENERAL ENTERPRISE VENTURES INC., a Wyoming corporation

Date
By: Joshua Ralson
Title: President

AGREED AND ACCEPTED:

HOLDER:

[_______________]

[SIGNATURE PAGE TO CONVERTIBLE NOTE OF GEVI / [_______________]]

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